Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Third Quarter 2023 Results

Dallas (November 9, 2023) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the third quarter ended September 30, 2023.

The Company reported net income of $7,000 for the three months ended September 30, 2023, as compared to net income of $27,000 for the similar period in 2022.

For the three months ended September 30, 2023 the Company had revenue of $35,000 including $25,000 for rental revenue and $10,000 for management fees as compared to $25,000 for rental revenue and $38,000 for the comparative period in 2022. The reduction in revenue for management fees is due to a lower selling price for oil and gas.

For the three months ended September 30, 2023, corporate general & administrative expenses were $70,000 as compared to $71,000 for the comparable periods in 2022.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$460	$436
Other current assets	24	30
Total current assets	484	466

Property and equipment, net of depreciation
Land, buildings and equipment	632	631

Note receivable -related parties	3,542	3,542

Total assets	$4,658	$4,639

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - CONTINUED

(dollars in thousands, except par value amount)

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable	$25	$23
Accrued expenses	39	40
Total current liabilities	64	63

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 5,131,934 shares at September 30, 2023 and December 31, 2022	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,037)	(59,055)

Total shareholder equity	4,594	4,576

Total liabilities & equity	$4,658	$4,639

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,

	2023	2022	2023	2022
Revenue

Rent	$25	$25	$76	$76
Management Fee	10	38	39	79
Total Revenues	35	63	115	155

Operating expenses
Operating Expenses	15	18	41	43
Corporate general and administrative	70	71	219	231
Total operating expenses	85	89	260	274
Operating earnings (loss)	(50)	(26)	(145)	(119)

Other income (expense)
Interest income from a related party	53	53	163	159
Interest Income	4
Other income, net	-	-	-	130
Total other income expense	57	53	163	289

Net income (loss) applicable to common shares	$7	$27	$18	$170

Net income (loss) per common share-basic and diluted	$0.01	$0.01	$0.03	$0.03

Weighted average common and equivalent shares outstanding - basic	5,132	5,132	5,132	5,132